Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 20, 2006, relating to the consolidated financial statements of Focus Enhancements, Inc. as of and for the year ended December 31, 2005 (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements), which appears in Focus Enhancements, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Burr, Pilger & Mayer LLP
San Jose, California
December 6, 2006